Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: H. P. Mechler

Senior VP & CFO

281-490-9652

Imperial Sugar Company Closes Three-Way Joint Venture

to Build New Cane Sugar Refinery in Louisiana

Sugar Land, TX—(November 19, 2009)— Imperial Sugar Company (NASDAQ:IPSU) announced the formation and funding of a three-way joint venture with Sugar Growers and Refiners, Inc (“SUGAR”) and Cargill, Incorporated (“Cargill”) to construct and operate a new state-of-the-art cane sugar refinery in Gramercy, Louisiana adjacent to Imperial’s existing sugar refinery.

The venture, Louisiana Sugar Refining, LLC (“LSR”), which is owned one-third by each member, closed financing agreements aggregating $145 million to provide construction and working capital financing for the project. The existing Gramercy refinery will operate during the construction and start-up phase of the new refinery, expected to be 18 to 24 months.

President and CEO, John C. Sheptor, commented, “This transaction enables Imperial to retire its existing refinery with dated technology for a share of the new state-of-the art refinery without a significant capital outlay by Imperial. Following the completion of the construction of the LSR refinery and the rebuild of the Port Wentworth facility, Imperial will own or participate in two of the most modern sugar refineries in the country.”

Each member of LSR agreed to contribute $30 million in cash or assets as equity to capitalize the venture. Imperial’s contribution, which will occur in three stages, consists of the existing refinery assets with a book value of approximately $22 million, including approximately 207 acres of land.

The existing refinery will be operated by Imperial for its own account until December 31, 2010, during which time it is obligated to complete certain improvements currently estimated to cost approximately $6 million. The equipment and personal property in the existing refinery will be contributed to LSR on January 1, 2011. After January 1, 2011, Imperial will continue to operate the small bag packing facility in Gramercy, with refined bulk sugar purchased from LSR under a long term, market-based supply agreement.

The footprint parcel of approximately 7 acres of land for the new refinery was contributed by Imperial at the initial closing. Terms of the operative agreements require that LSR and Imperial jointly enroll the entire site (including the footprint) in the Voluntary Remediation Program (the “VRP”) created by the Louisiana Department of Environmental Quality to conduct an environmental assessment of the site and complete remediation of any identified contamination. Imperial is obligated to pay for the cost of remediation, if the VRP uncovers contamination above the applicable industrial standard. Imperial will convey the remainder of the property to LSR upon completion of the VRP.

LSR’s raw cane sugar will be supplied by SUGAR through an evergreen raw sugar supply agreement. Cargill will serve as marketer of the refined sugar produced by LSR, other than refined sugar sold to Imperial.

“Many of our associates at the Gramercy plant will benefit from the construction of the new refinery on the existing site with the creation of sustainable jobs for the foreseeable future,” said Sheptor. “This joint venture secures a source of raw sugar and assures the viability of refining operations in Gramercy for generations to come.

I am very pleased with Imperial’s participation in the LSR venture. We look forward to continuing our successful relationship with SUGAR and working collaboratively with Cargill.”

About Imperial

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, future refinery construction costs, timelines and operational dates, future expenses and liabilities arising from the LSR transactions, future import and export levels, future government and legislative action, future operating results, future availability of raw sugar, operating efficiencies, future investments and initiatives, future cost savings, future product innovations, future energy costs, our liquidity and ability to finance our operations and capital investment programs, future pension payments and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, unforeseen engineering and equipment delays, market factors, farm and trade policy, our ability to realize planned cost savings and other improvements, the available supply of sugar, energy costs, the effect of weather and economic conditions, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

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